Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS MAY
COMPARABLE STORE SALES INCREASE THREE PERCENT

PEMBROKE PINES, FL., June 2, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended May 28, 2005 comparable store sales rose three percent. Last May, comparable store sales rose ten percent and two years earlier they rose seven percent, giving rise to a very healthy increase over the three-year period. Total sales during the four-week period ended May 28, 2005 increased six percent to $94,593,000 compared with $89,239,000 for the comparable four-week period last year.

Comparable store sales results for May 2005 compared to May 2004 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: positive high single digits

•	Icing by Claire’s: positive low single digits

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “The strong performance of our international division continued throughout the month of May. The hierarchy of that performance is consistent with past months. Our stores in Switzerland, Austria and Germany, collectively turned in the best performance, with the United Kingdom close behind. Our comparable stores sales performance in France remains below the levels we are aiming for and we are continuing to analyze that business to identify areas where new initiatives can be tested and evaluated.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “During May, we continued to build our jewelry presentation, emphasizing those items which tested well in the early spring season. As we move closer to summer, we are increasing our floor presentation with jewelry looks that are trending most successfully.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2)%
May	$94,593	$89,239	6%	3%
Year-to-Date	$397,386	$370,830	7%	5%

Comparable Store Sales Outlook for the Second Quarter – Fiscal 2006

We are reiterating our earlier projection for comparable store sales for the second fiscal quarter to grow by two to four percent.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of May 28, 2005, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 162 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $32 billion specialty retailer headquartered in Japan. The Company also licenses 68 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and six stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com